Company Contact:
Stephen A. Heit
201-528-8200

FOR IMMEDIATE RELEASE

CCA Industries, Inc. Announces Exercise of Warrants by Capital Preservation Solutions

LYNDHURST, N.J., February 5, 2018 -- CCA Industries, Inc. (NYSE AMERICAN: "CAW"), announced today that Capital Preservation Solutions, LLC (“CPS”), which is controlled by Lance Funston, the Company’s Chairman of the Board and Chief Executive Officer exercised 450,000 of 1,892,744 warrants issued to CPS on September 5, 2014 in connection with a revolving and term loan granted to the Company on the same date. The revolving and term loans were fully repaid on December 4, 2015. The warrant exercise price is $3.17 per share.
Lance Funston stated, “I am exercising a portion of the warrant granted due to the tremendous progress the Company has made in returning to both profitability and improved cash flow and my commitment to the continued performance of the Company as we move forward. The additional liquidity will enable the Company to focus on growing top line sales which in turn will generate increased bottom line profits bringing value to all shareholders.”
CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Porcelana” skin care products, “Scar Zone” scar treatment products and “Sudden Change” anti-aging skin care products.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.